UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 21, 2026

Date of Report (Date of earliest event reported)

Forgent Power Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43102	39-3386651
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification Number

11500 Dayton Parkway

Dayton, MN 55369

(Address of principal executive offices and zip code)

(763) 588-0536

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	FPS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Financial Officer

On October 21, 2026 (the “Effective Date”), Forgent Power Solutions, Inc. (the “Company”) and Ryan Fiedler, the Company’s Chief Financial Officer, agreed that Mr. Fiedler will step down as the Company’s CFO effective as of the Effective Date. Pursuant to a Separation and Release Agreement, dated as of the Effective Date, between the Company, Mr. Fiedler and certain other parties thereto (the “Separation Agreement”), Mr. Fiedler will remain employed by the Company to assist with the transition in the position and will depart from the Company effective as of October 30, 2026 (the “Separation Date”).

The Separation Agreement provides, among other things, that in lieu of the severance payments and benefits provided under Mr. Fiedler’s Amended and Restated Employment Agreement with the Company, dated as of January 12, 2026, in connection with his departure from the Company, Mr. Fiedler will receive all base salary earned but unpaid through the Separation Date and a lump sum payment for any vacation time accrued and unused through the Separation Date (to the extent payable under the Company’s applicable written policies). Additionally, Mr. Fiedler’s currently outstanding unvested incentive units of Forgent Parent I LP, Forgent Parent II LP, and Forgent Parent III LP (“PIUs”) will remain outstanding and vest in accordance with their terms with the payout from such funds in respect of the PIUs not to exceed the balance of the reserve amount attributable to the PIUs as of the Effective Date subject to the terms of the Separation Agreement. The foregoing description is qualified in its entirety by the Separation Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Appointment of New Chief Financial Officer

On October 21, 2026, Ms. Amy Ard, age 52, was appointed as the Company’s Chief Financial Officer, effective as of the same date. Ms. Ard served as the Company’s Executive Vice President, Finance since January 2026. From October 2023 to December 2025, Ms. Ard served as Interim Chief Financial Officer of PwrQ, now a subsidiary of the Company, and in related advisory roles. From February 2023 to October 2023, Ms. Ard served as the Interim Chief Financial Officer of Powin Energy Corporation, a provider of energy storage solutions, from December 2021 to November 2022, she served as the Chief Financial Officer of Tonal Systems, Inc., which develops fitness technology solutions, and from May 2017 to November 2021, she served as Chief Financial Officer of Proterra Inc., an electric vehicle and powertrain manufacturer. Mr. Ard holds a bachelor’s degree in accountancy and a Master of Business Administration from Villanova University.

The Company expects to enter into an employment agreement with Ms. Ard (the “Ard Employment Agreement”), for an initial term of five years subject to automatic one-year renewal periods. Pursuant to the Ard Employment Agreement, Ms. Ard will receive a base salary of $550,000 per year, will be eligible to earn an annual cash bonus up to 85% of base salary (as adjusted from time to time) based on the achievement of corporate performance goals, as determined by the Board or Compensation Committee, as applicable, and will be eligible to receive an annual equity grant issued pursuant to the Company’s 2026 Equity Incentive Plan (as may be amended, the “Plan”). Future annual equity grants shall be made at the same time and on the same schedule as annual equity grants are made to other similarly situated senior executives of the Company. In addition, Ms. Ard will receive a one-time equity grant with a target aggregate grant date value of $500,000 to be granted under the Plan on November 1, 2026, comprised of 50% restricted stock units (“RSUs”) and 50% stock options. Pursuant to the Ard Employment Agreement, the vesting of such RSUs and stock options, and the treatment of such RSUs and stock options as well as other payments or benefits to which Ms. Ard is entitled in connection with her termination from the Company, including following a Change in Control (as defined in the Plan), will be governed by the terms of the Plan and the applicable award agreements as well as the terms of the Ard Employment Agreement.

Item 7.01 Regulation FD.

On October 22, 2026, the Company issued a press release relating the Company’s CFO transition. A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Separation and Release Agreement, dated as of October 21, 2026, by and between the Company and Ryan Fiedler.

99.1	Press Release.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Forgent Power Solutions, Inc.

Date: October 22, 2026

	By:	/s/ Tyson K. Hottinger
	Name:	Tyson K. Hottinger
	Title:	Chief Legal Officer